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                        [THE VIALINK COMPANY LETTERHEAD]


                                November 30, 2004


Securities & Exchange Commission                                       VIA EDGAR
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Attn:  1933 Act Filing Desk

       Re:  Acceleration Request
            The viaLink Company - Registration Statement on Form S-4 File No. 333-118735), filed September 1, 2004

Gentlemen:

       The viaLink Company, as the registrant of the above-captioned registration statement, hereby respectfully requests that the registration statement be permitted to become effective at 4:00 p.m., Washington, D.C. time, on November 30, 2004, or as soon thereafter as is practicable. Please advise our corporate counsel, Lance M. Hardenburg or Bruce H. Hallett, at (214) 953-0053, of any questions.

                                            Very truly yours,


                                            Robert I. Noe
                                            Chairman and Chief Executive Officer


cc:   Jeff Werbitt (SEC)
             Via Fax